Exhibit 10.2

Amendment No. 1 to

Employment Agreement

This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of February 7, 2008 between Eclipsys Corporation (“Eclipsys”) and R. Andrew Eckert (“Executive”).

A. Eclipsys and Executive are parties to that certain Employment dated effective as of October 24, 2005 (the “Agreement”).

B. Eclipsys and Executive desire to amend the Agreement as set forth in this Amendment.

Therefore, in consideration of Executive’s further employment and other consideration, the value and sufficiency of which is hereby acknowledged, Eclipsys and Executive hereby agree as follows:

1. The words “except pursuant to Section 8(c)” are hereby deleted from the first sentence of Section 1(c) of the Agreement.

2. The words “except for a relocation required as set forth in Section 8(c)” are hereby deleted from Section 6(a)(2)(E) of the Agreement.

3. (a) The third sentence of Section 6(d)(2) of the Agreement is hereby amended to read in its entirety as follows: “For these purposes, “Comparable Position” means Chief Executive Officer of the Company or the successor organization resulting from the Change in Control, reporting directly and solely to the board of directors of that entity and being the highest ranking employee of that entity .”

(b) The balance of Section 6(d)(2) of the Agreement following the third sentence thereof is hereby deleted.

4. Sections 6(i)(2), 6(i)(3), and 6(i)(4) of the Agreement are hereby deleted in their entirety.

5. (a) The following is hereby added to the beginning of the first sentence of Section 7(a) of the Agreement: “Subject to Section 7(e).”

(b) A new Section 7(e) is hereby added to the Agreement, to read as follows:

Notwithstanding anything contained in Section 7(a) or any other provision of this Agreement to the contrary, if a reduction in the amount of benefits provided to Executive under this Agreement or another agreement by or plan of the Company (referred to as “Benefits” for purposes of this Section 7(e)) by an amount up to but not in excess of ten percent (10%) of the amount of such Benefits otherwise required (as determined before giving effect to any Gross-Up Payment pursuant to this Section 7 and before any reduction pursuant to this Section 7(e)) would avoid the imputation of any Excise Tax on the remaining Benefits (after such reduction), then the Benefits shall be reduced (but not below zero) so that the maximum amount of the Benefits (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Benefits to be subject to the Excise Tax.

6. Section 8(c) of the Agreement is hereby deleted in its entirety.

7. Section 14 of the Agreement is hereby deleted in its entirety.

8. Portions of the Agreement deleted by this Amendment shall have no force or effect.

In witness whereof, Eclipsys and Executive have entered into this Amendment as of the date set forth above.

Eclipsys Corporation

By:	/s/ Brian W. Copple	/s/ R. Andrew Eckert
Name:	Brian W. Copple	R. Andrew Eckert
Title:	Secretary

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